Exhibit 99.1

Avatech Solutions, Inc. - Corporate Headquarters 10715 Red Run Blvd, Ste 101 Owings Mills, MD 21117 phone: 410-902-6900 fax: 410-902-8324 www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Announces Letter of Intent for Major Equity Investment

Baltimore, Maryland – May 5, 2006 – Avatech Solutions, Inc. (OTCBB: AVSO.OB) (“Avatech” or the “Company”), the recognized leader in design and engineering, product lifecycle management, and facilities management solutions, today announced that it has signed a nonbinding term sheet for the offer and sale to a private equity firm and certain of its existing preferred shareholders of $20 million of convertible preferred stock at a price of $2.50 per share, and warrants to purchase 5% of the fully-diluted capital stock of the Company at an exercise price of $2.50 per share, subject to certain adjustments. Avatech intends to use the proceeds of the transaction for its pending acquisition of Sterling Systems & Consulting, Inc and its affiliated companies, and to fund working capital and potential additional acquisitions.

Under the terms of the proposed transaction, the preferred stock would be convertible into Avatech’s common stock at an initial conversion price of $1.85 per share, subject to certain adjustments. On April 28, 2006, the date the term sheet was signed, the closing price of Avatech’s common stock on the OTC Bulletin Board, as reported by Reuters, was $2.36 per share.

If the transaction closes, it is anticipated that Avatech’s Board of Directors will consist of three of its current directors, three directors designated by the new investors, and a seventh director mutually acceptable to the new investors and the current Board of Directors.

The transaction is subject to numerous conditions, including receipt by Avatech of an opinion concerning the fairness of the transaction to Avatech and its common stockholders, and satisfactory due diligence on the part of both parties. Avatech and the private equity firm expect the transaction to close by June 30, 2006.

The term sheet prohibits the Company and its officers, directors, affiliates or representatives from soliciting, encouraging, entertaining, or entering into discussions or negotiations with respect to any investment in, or purchase of, the Company or any of its equity or assets for a certain period of time.

Avatech’s new issue of preferred stock will not be registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, nor is it an offer to sell, or solicitation of an offer to buy, any securities in any state or other jurisdiction where such offer or solicitation would contravene the laws of such state or jurisdiction.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the Company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The Company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies.

Visit www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc., including statements relating to the proposed offer and sale of equity securities of Avatech. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2005 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

###

Media Contact:	Investor Relations Contact:
Jean Schaeffer	Christopher Olander
Avatech Solutions, Inc.	Avatech Solutions, Inc
Phone +1 (410) 581-8080 Fax +1 (410) 753-1591 Email jean.schaeffer@avatech.com	Phone +1 (410) 581-8080 Fax +1 (410) 753-1591 Email chris.olander@avatech.com